Exhibit (e)(6)

Laboratory Corporation of America® Holdings 430 South Spring Street Burlington, North Carolina 27215

Telephone: 336-229-1127

CONFIDENTIAL

November 20, 2008

Monogram Biosciences, Inc.

345 Oyster Point Blvd.

South San Francisco, CA 94080

Ladies and Gentlemen:

In order to facilitate the consideration and negotiation of a possible negotiated transaction involving Laboratory Corporation of America Holdings (“LabCorp”) and Monogram Biosciences, Inc. (the “Company”), each party (each a “Recipient”) may receive access to certain non-public information regarding the other party (each a “Discloser”) and its subsidiaries. This letter agreement sets forth the Recipient’s obligations regarding the use and disclosure of such information and regarding various related matters. As used herein, each reference to “Recipient” or “Discloser” shall be deemed to apply to both parties.

The Recipient, intending to be legally bound, acknowledges and agrees as follows:

1. Limitations on Use and Disclosure of Confidential Information. Subject to Section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in Section 12 below) will, at any time, directly or indirectly:

(a) make use of any Confidential Information (as defined in Section 11 below), except for the specific purpose of considering, evaluating and negotiating a possible negotiated transaction between LabCorp and the Company; or

(b) disclose any Confidential Information to any other Person (as defined in Section 12 below).

The Recipient will be liable and responsible for any breach of this letter agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this letter agreement. The Recipient will (at its own expense) take all reasonable actions to restrain its Representatives from making any unauthorized use or disclosure of any Confidential Information.

Monogram Biosciences, Inc.

November 20, 2008

2. Company Contact. Any request by LabCorp or any of its Representatives to review the Company’s Confidential Information must be directed to the Company’s Chief Executive Officer and/or Senior Vice President, General Counsel (the “Company Contact”). Neither LabCorp nor any of LabCorp’s Representatives will contact or otherwise communicate with any other Representative of the Company without the prior authorization of the Company Contact.

3. No Representations by Discloser. The Discloser will have the exclusive authority to decide what Confidential Information (if any) is to be made available to the Recipient and its Representatives. Neither the Discloser nor any of the Discloser’s Representatives will be under any obligation to make any particular Confidential Information available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information previously furnished. Neither the Discloser nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and neither the Discloser nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives relating to or resulting from the use of any Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between LabCorp and the Company and is validly executed on behalf of LabCorp and the Company (a “Definitive Agreement”) will have legal effect.

4. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in Section 1 above:

(i) the Recipient may disclose Confidential Information if and to the extent that the Discloser consents in writing to the Recipient’s disclosure thereof;

(ii) subject to Section 4(b) below, the Recipient may disclose Confidential Information to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping the Recipient evaluate or negotiate a possible negotiated transaction between LabCorp and the Company, and (B) has been provided with a copy of this letter agreement and has agreed to abide and be bound by the provisions hereof; and

(iii) subject to Section 4(c) below, the Recipient may disclose Confidential Information to the extent required by applicable law or governmental regulation or by valid legal process.

CONFIDENTIAL

Monogram Biosciences, Inc.

November 20, 2008

(b) If the Discloser delivers to the Recipient a written notice stating that certain Confidential Information may be disclosed only to specified Representatives of the Recipient, then, notwithstanding anything to the contrary contained in Section 4(a)(ii) above, the Recipient shall not disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

(c) If the Recipient or any of the Recipient’s Representatives is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Confidential Information to any Person, then the Recipient will immediately provide the Discloser with written notice of the applicable law, regulation or process so that the Discloser may seek a protective order or other appropriate remedy. The Recipient and its Representatives will cooperate fully with the Discloser and the Discloser’s Representatives in any attempt by the Discloser to obtain any such protective order or other remedy. If the Discloser elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose Confidential Information, then the Recipient may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient and its Representatives will use their best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

5. Return of Confidential Information. If Recipient determines that it does not wish to proceed with the possible negotiated transaction with Discloser, Recipient will promptly advise Discloser in writing of that decision. Upon the Discloser’s request, the Recipient and the Recipient’s Representatives will promptly deliver to the Discloser any of Discloser’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering to the Discloser any written materials of the type described in clause “(b)” of the first sentence of Section 11 below, the Recipient may destroy such written materials and deliver to the Discloser a certificate confirming their destruction. Notwithstanding the delivery to the Discloser (or the destruction by the Recipient) of Confidential Information pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this letter agreement. Notwithstanding the above, a secure, archive copy of such information may be maintained by LabCorp’s Law Department.

6. Limitation on Hiring and Soliciting Employees. During the one year period commencing on the date of this letter agreement, neither LabCorp nor any of LabCorp’s Representatives will: (i) directly or indirectly solicit, induce, encourage or attempt to solicit, induce or encourage any Covered Person (as defined herein) to terminate such Covered Person’s relationship with the Company in order to become an employee, consultant, or independent contractor, to or for any other person or entity; or (ii) hire any Covered Person. For purposes of this Agreement, “Covered Person” shall mean any Person who is an employee of the Company or any subsidiary or other affiliate of the Company with whom LabCorp has had contact with or

CONFIDENTIAL

Monogram Biosciences, Inc.

November 20, 2008

who became known to LabCorp through the disclosure of Confidential Information or in connection with LabCorp's consideration of a potential negotiated transaction with the Company.

7. No Obligation to Pursue Transaction. Unless LabCorp and the Company enter into a Definitive Agreement, no agreement providing for a transaction involving the Company will be deemed to exist between LabCorp and the Company, and neither party will be under any obligation to negotiate or enter into any such agreement or transaction with the other party. The Company reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving the Company, and to modify any procedures relating to any such process without giving notice to LabCorp or any other Person; (b) to reject any proposal made by LabCorp or any of LabCorp’s Representatives with respect to a transaction involving the Company; and (c) to terminate discussions and negotiations with LabCorp at any time. LabCorp recognizes that, except as expressly provided in any Definitive Agreement between LabCorp and the Company: (i) the Company and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) LabCorp will not have any rights or claims against the Company or any of the Company’s Representatives arising out of or relating to any transaction or proposed transaction involving the Company.

8. No Waiver. No failure or delay by the Discloser or any of its Representatives in exercising any right, power or privilege under this letter agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this letter agreement. No provision of this letter agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of the Discloser and that refers specifically to the particular provision or provisions being waived or amended.

9. Remedies. The Recipient acknowledges that money damages would not be a sufficient remedy for any breach of this letter agreement by the Recipient or any of the Recipient’s Representatives and that the Discloser would suffer irreparable harm as a result of any such breach. Accordingly, the Discloser will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this letter agreement. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this letter agreement, but rather will be in addition to all other remedies available at law or in equity to the Discloser. In the event of litigation relating to this letter agreement, the prevailing party of such litigation shall be entitled to receive from the other party its reasonable legal fees incurred by such party and such party’s Representatives in connection with such litigation (including any appeal relating thereto).

CONFIDENTIAL

Monogram Biosciences, Inc.

November 20, 2008

10. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This letter agreement will be binding upon the Recipient and its Representatives and their respective heirs, successors and assigns, and will inure to the benefit of the Discloser and its Representatives and their respective heirs, successors and assigns. This letter agreement will be governed by and construed in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws). The Recipient and its Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of California for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this letter agreement shall be effective service of process for any action, suit or proceeding brought against the Recipient or any of the Recipient’s Representatives; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of California; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of California has been brought in an inconvenient forum.

11. Confidential Information. For purposes of this letter agreement, “Confidential Information” will be deemed to include:

(a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Discloser, any predecessor entity or any subsidiary or other affiliate of the Discloser (whether prepared by the Discloser or by any other Person and whether or not in written form) that is or has been made available to the Recipient or any Representative of the Recipient by or on behalf of the Discloser or any Representative of the Discloser;

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence;

(c) the existence and terms of this letter agreement, and the fact that information of the type referred to in clause “(a)” of this sentence has been made available to the Recipient or any of its Representatives; and

CONFIDENTIAL

Monogram Biosciences, Inc.

November 20, 2008

(d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving LabCorp and the Company, and the proposed terms of any such transaction.

However, “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives;

(ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Discloser or any of the Discloser’s Representatives, provided that the source of such information was not and is not bound by any contractual or other obligation of confidentiality to the Discloser or any other Person with respect to any of such information;

(iii) any information that is independently developed by Recipient without use of or reference to Discloser’s Confidential Information, as shown by documents and other competent evidence in Recipient’s possession; or

(iv) any information that becomes available to the Recipient on a non-confidential basis from a source other than the Discloser or any of the Discloser’s Representatives, provided that such source is not bound by any contractual or other obligation of confidentiality to the Discloser or any other Person with respect to any of such information.

12. Miscellaneous.

(a) For purposes of this letter agreement, a party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary or other affiliate of such party, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any of such party’s subsidiaries or other affiliates.

(b) The term “Person,” as used in this letter agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) The bold-faced captions appearing in this letter agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this letter agreement.

CONFIDENTIAL

Monogram Biosciences, Inc.

November 20, 2008

(d) Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Discloser is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(f) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that LabCorp and the Company have a commonality of interest with respect to such action, suit, proceeding, investigation, arbitration or dispute and that it is their mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Recipient agrees to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(g) Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified or registered mail to the Parties at the following addresses:

If to LabCorp:

Laboratory Corporation of America Holdings

531 South Spring Street

Burlington, NC 27215

Attention: General Counsel

CONFIDENTIAL

Monogram Biosciences, Inc.

November 20, 2008

If to the Company:

Monogram Biosciences, Inc.

345 Oyster Point Blvd.

South San Francisco, CA 94080

Attention: General Counsel

(h) This letter agreement shall not be construed or interpreted in favor of or against either party based on which party is identified as the sender and which party is the receiver of their letter agreement.

(i) This letter agreement constitutes the entire agreement between LabCorp and the Company regarding the subject matter hereof and supersedes any prior agreement between LabCorp and the Company regarding the subject matter hereof.

Very truly yours,

Laboratory Corporation of America Holdings

/s/ F. Samuel Eberts III
F. Samuel Eberts III

Acknowledged and agreed:

Monogram Biosciences, Inc.

By:	/s/ Kathy Hibbs
Name:	Kathy Hibbs
Title:	SVP and General Counsel

CONFIDENTIAL